FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated November 9, 2007	Registration No. 333-105077
Registration No. 333-105077-11
PXING DETAILS ☐ $1.6 bn CARAT 2007-4 **100% Pot
Jt-Leads: BARCAP/BNP/JPMS
Co-Mgrs: Comerica/Commerzbank/Fortis/Lloyds/Wachovia

Class	Yield	Amt ($mm)	Ratings (M/S/F)	WAL	Bmrk/Sprd	Coupon	$ Price
A-1*	4.91023	333.000	P-1/A-1+/F-1+	0.27	IntL + 4	4.91023	100
A-2a	4.983	100.000	Aaa/AAA/AAA	1.15	EDSF + 65	4.93	99.997719
A-2b	L+60	460.000	Aaa/AAA/AAA	1.15	1m L + 60	1m L+60	100
A-3a	5.058	160.000	Aaa/AAA/AAA	2.20	SWPS + 80	5.00	99.988543
A-3b	L+70	150.000	Aaa/AAA/AAA	2.20	1m L + 70	1m L+70	100
A-4	5.359	301.946	Aaa/AAA/AAA	3.27	SWPS + 100	5.30	99.999609

* Offered via Rule 144A
> Pxing speed: 1.40% ABS, 2% call          > 1st payment: 12/17
> Bill/deliver: JPMS                    > Min denoms: 1K/1K
> Settles: 11/15, FLAT                    > ERISA:      Yes
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.

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